Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Fuel Systems Solutions, Inc.
Santa Ana, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 6, 2009, except as to Note 21 which is as of May 29, 2009, relating to the consolidated financial statements included in Form 8-K filed on May 29, 2009, and our reports on the effectiveness of Fuel System Solutions, Inc.’s internal control over financial reporting, and financial statement schedule of Fuel Systems Solutions, Inc. dated March 6, 2009 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP BDO Seidman, LLP
Costa Mesa, California
May 29, 2009